CLECO CORPORATION
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                                   (Unaudited)
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
                                                                              (In thousands, except share
                                                                                 and per share amounts)

                                                                         For the Nine Months Ended September 30
                                                                            2000                      1999
                                                                            ----                      ----
BASIC

Net income applicable to common stock                                  $       58,387            $      46,886
                                                                       ==============            =============
Weighted average number of shares of common
     stock outstanding during the period                                   22,467,360               22,511,703

Basic net income per common share                                      $         2.60            $        2.08
                                                                       ==============            =============

DILUTED

Net income applicable to common stock                                  $       58,387            $      46,886
                                                                       --------------            -------------

Adjustments to net income related to Employee Stock Ownership
 Plan (ESOP) under the "if-converted" method:

Add loss of deduction from net income for actual
  dividends paid on convertible preferred stock,
  net of tax                                                                    1,025                    1,055
                                                                       --------------            -------------
Deduct additional cash contribution
  required, which is equal to dividends
  on preferred stock less dividends
  paid at the common dividend rate, net of tax                                     (4)                     (21)
                                                                       --------------            -------------
Add tax benefit associated with dividends
  paid on allocated common shares                                                 346                      283
                                                                       --------------            -------------
Adjusted income applicable to common stock                             $       59,754            $      48,203
                                                                       ==============            =============

Weighted average number of shares of common
  stock outstanding during the period                                      22,467,360               22,511,703

Number of equivalent common shares
  attributable to ESOP                                                      1,317,905                1,350,132
                                                                       --------------            -------------

Common stock under stock option grants                                         16,674                      146
                                                                       --------------            -------------

Average shares                                                             23,801,939               23,861,981
Diluted net income per common share                                    $         2.51             $       2.02
                                                                       ==============             ============
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